Exhibit 99.2

Blackstone Commences Tender Offer for any and all of its

6.625% Senior Notes Due 2019

New York, New York, September 25, 2017 - Blackstone (NYSE: BX) today announced that Blackstone Holdings Finance Co. L.L.C. (the “Company”) has commenced a cash tender offer for any and all of its 6.625% Senior Notes due 2019 (the “Notes”). The tender offer is being made on the terms and subject to the conditions set forth in the offer to purchase dated September 25, 2017 and the related letter of transmittal and notice of guaranteed delivery.

The tender offer will expire at 5:00 p.m., New York City time, on September 29, 2017, unless extended or earlier terminated as described in the offer to purchase (such time and date, as they may be extended, the “Expiration Time”). Holders of the Notes who validly tender (and do not validly withdraw) their notes prior to the Expiration Time, or who deliver to the depositary a properly completed and duly executed notice of guaranteed delivery in accordance with the instructions described in the offer to purchase and who deliver Notes in accordance with such notice, will be eligible to receive in cash the Notes Consideration described below.

Notes	CUSIP Number/ISIN	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread
6.625% Senior Notes due 2019	CUSIP Nos. 09256BAA5 (144A)	$600,000,000	1.250% due 8/31/2019	FIT1	+50 bps
	U09254AA8 (Reg S)
	ISINs
	US09256BAA52 (144A)
	USU09254AA88 (Reg S)

The “Notes Consideration” for each $1,000 principal amount of the Notes validly tendered and accepted for purchase pursuant to the tender offer will be determined by the dealer managers for the tender offer in the manner described in the offer to purchase by reference to the Fixed Spread for the Notes specified in the table above plus the yield based on the bid-side price of the U.S. Treasury Reference Security specified in the table above at 11:00 a.m., New York City time, on September 29, 2017, unless extended or the Offer is earlier terminated.

Holders will also receive accrued and unpaid interest on the Notes validly tendered and accepted for purchase from the August 15, 2017 interest payment date up to, but not including, the date the Company makes payment for such Notes, which date is anticipated to be October 2, 2017 (the “Settlement Date”).

Tendered notes may be withdrawn at any time at or prior to the earlier of (i) the Expiration Time, and (ii) if the tender offer is extended, the 10th business day after commencement of the tender offer; provided, however, that if the Company is required by law to permit withdrawal, then previously tendered Notes may be validly withdrawn to the extent required. In addition, tendered Notes may be withdrawn at any time after the 60th business day after the commencement of the tender offer if for any reason the offer has not been consummated within 60 business days after commencement of the tender offer. The Company reserves the right to terminate, withdraw or amend the tender offer at any time, subject to applicable law.

The tender offer is subject to the satisfaction or waiver of certain conditions, including the successful completion by the Company of a proposed debt financing transaction, the proceeds of which, together with cash on hand or available liquidity, will be sufficient to fund the repurchase of any and all outstanding Notes. If any Notes remain outstanding after the consummation of the tender offer, the Company expects (but is not obligated) to redeem such Notes in accordance with the terms and conditions set forth in the indenture governing the Notes; this press release does not constitute a notice of redemption under such indenture Notes.

The Company has engaged BofA Merrill Lynch, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC to act as joint lead dealer managers in connection with the tender offer, and has appointed Global Bondholder Services Corporation (“GBS”) to serve as the depositary and information agent for the tender offer.

For additional information regarding the terms of the tender offer, please contact BofA Merrill Lynch at 888-292-0070 (toll-free) or 980-387-3907 (collect), Citigroup at 800-558-3745 (toll-free) or 212-723-6106 (collect) or Morgan Stanley at 800-624-1808 (toll-free) or 212-761-1057 (collect). Questions regarding the tender offer should be directed to GBS at 212-430-3774 (banks and brokers) or 866-470-3700 (all others).

The complete terms and conditions of the tender offer are described in the offer to purchase and the related letter of transmittal and notice of guaranteed delivery. These documents are available at http://www.gbsc-usa.com/Blackstone/ and may also be obtained by contacting GBS by telephone.

None of the Company, the board of directors of Blackstone Group Management L.L.C., the dealer managers, GBS or the trustee for the Notes, or any of their respective affiliates, is making any recommendation as to whether holders should tender any Notes in response to the tender offer. Holders must make their own decision as to whether to tender any of their Notes and, if so, the principal amount of Notes to tender.

This announcement is not an offer to purchase or a solicitation of an offer to sell any securities and shall not constitute a notice of redemption under the indenture governing the Notes. The tender offer is being made solely by means of the offer to purchase and the related letter of transmittal and notice of guaranteed delivery.

About Blackstone

Blackstone is one of the world’s leading investment firms. We seek to create positive economic impact and long-term value for our investors, the companies we invest in, and the communities in which we work. We do this by using extraordinary people and flexible capital to help companies solve problems. Our asset management businesses, with over $370 billion in assets under management, include investment vehicles focused on private equity, real estate, public debt and equity, non-investment grade credit, real assets and secondary funds, all on a global basis.

Forward-Looking Statements

This release may contain forward-looking statements which reflect Blackstone’s current views with respect to, among other things, Blackstone’s operations and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “indicator,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Blackstone believes these factors include but are not limited to those described under the section entitled “Risk Factors” in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as such factors may be updated from time to time in its periodic filings with the Securities and Exchange Commission (“SEC”), which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the filings. Blackstone undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

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